Exhibit 99.1

BOSTON PRIVATE ANNOUNCES CLOSE OF

WESTFIELD CAPITAL RESTRUCTURING

BOSTON – (July 2, 2008) – Boston Private Financial Holdings, Inc. (NASDAQ: BPFH) (Boston Private) today announced the close of the previously announced deal to restructure the equity ownership of its affiliate, Westfield Capital Management (Westfield). As a result of the restructuring, the company will incur a one-time, non-cash, non tax-deductible closing charge of approximately $66 million in the second quarter of 2008.

Under the terms of the plan, which was originally announced in March 2008, Boston Private will receive approximately $30 million from Westfield’s annual pre-tax profits net of management compensation. Earnings in excess of the approximately $30 million will be issued one-third to Boston Private and two-thirds to Westfield.

As part of the restructuring, the members of Westfield’s management team who received equity awards entered into long-term agreements which include restrictions regarding post-employment competition and solicitation of clients or employees.

Timothy L. Vaill, Chairman and Chief Executive Officer of Boston Private stated: “Everybody benefits from this restructuring. Westfield’s first-class team of senior professionals now has direct participation in the future value they create. This is great for the employees, great for the clients, and great for the long term growth of the business. The transaction is also beneficial to Boston Private as we have retained the value of Westfield, a growing company, and more closely aligned Westfield’s interests with those of our shareholders.”

Dave Kaye, CFO, Boston Private commented, “Since the deal was announced in March, Westfield’s performance has been outstanding, with an influx of new customers and asset growth of 16%, bringing their total assets under management to $13.6 billion.”

William Muggia, President, Chief Executive Officer and Chief Investment Officer of Westfield said, “Through this transaction we have strengthened our competitive position and put a meaningful equity stake in the hands of our key people.”

The one-time, non-cash, non tax-deductible compensation charge of approximately $66 million is based on several variables including Westfield’s assets under management (AUM) of $13.6 billion as of June 30, 2008. The charge is correspondent to the increased AUM and reflects the increased value of Westfield. This non-cash charge will have no impact on BPFH’s regulatory capital or liquidity. Westfield’s earnings will continue to be reflected within the Investment Management segment on Boston Private’s consolidated financial statements.

In addition to the current equity award, Westfield management will also have a right to purchase Boston Private’s interest in part beginning in mid-2010 and in full beginning 2014, and in each case for a multiple of EBITDA as provided in the limited partnership agreement.

Westfield Capital Management

Founded in 1989 and acquired as an autonomous subsidiary of Boston Private in 1997, Westfield Capital Management is an SEC registered investment adviser dedicated to providing quality investment management services to institutions and wealthy individuals. Westfield supervises domestic growth equities, with products focusing on each segment of the capitalization spectrum. The firm’s team of investment professionals employs an in-depth, fundamental research process to uncover growth opportunities not yet fully appreciated by the market. As of June 30, 2008, Westfield Capital Management had $13.6 billion in assets under management.

Boston Private Wealth Management Group

Boston Private Wealth Management Group is a national financial service organization comprised of independently operated affiliates located in key regions of the U.S. that offer private banking, wealth advisory and investment management services to the high net worth marketplace, selected businesses and institutions. The Company enters demographically attractive markets through a very selective acquisition process and then expands by way of organic growth. It employs a distinct business strategy, empowering its affiliates to run independently such that they can best serve their clients at the local level, while at the same time providing strategic oversight and access to resources, both financial and intellectual, to support management, compliance, legal, marketing, and operations. (NASDAQ: BPFH).

For more information about Boston Private, visit the Company’s web site at www.bostonprivate.com

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CONTACT:

Catharine Sheehan

Senior Vice President, Corporate Communications

Boston Private Financial Holdings, Inc.

(617) 912-3767

csheehan@bostonprivate.com

Nevin Reilly

Sloane & Company

212-446-1893

nreilly@sloanepr.com

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements about the benefits of the transaction to Westfield or Boston Private, including future financial and operating results, enhanced and future revenues that may be realized from the transaction, and Boston Private’s strategic and performance goals for Westfield; (ii) statements with respect to Boston Private’s or Westfield’s strategy, initiatives, plans, objectives, expectations, and intentions; (iii) statements regarding the expected timing of the transaction; (iv) statements regarding future operations, market position or prospects of either Boston Private or Westfield; and (v) other statements identified by words such as “will”, “continues”, “increases”, “expand”, “grow”, “opportunity”, “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “target,” and similar expressions. These statements are based upon the current beliefs and expectations of Boston Private’s and Westfield’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements: (1) the expected benefits to Boston Private’s or Westfield’s wealth management initiatives may not be realized or may be realized more slowly than expected;(2) expected revenue and business synergies from the transaction may not be fully realized or realized within the expected time frame; (3) competitive pressures among investment management companies may increase significantly or have an adverse effect on pricing, spending, product offerings, third-party relationships, revenues and Boston Private’s and Westfield’s abilities to attract and retain clients; (4) the strength of the United States economy in general and specifically the strength of the economies in which Boston Private and Westfield will be operating may be different than expected resulting in, among other things, a reduced demand for wealth management services; and (5) adverse conditions in the stock market, the public debt market and other capital markets and the impact of such conditions on Boston Private’s and Westfield’s asset management activities and fees from such activities. Additional factors that could cause Boston Private’s results to differ materially from those described in the forward-looking statements can be found in Boston Private’s other press releases and Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to Boston Private, Westfield or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. Neither Boston Private nor Westfield undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.